Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
08-15

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Kip Rupp / krupp@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600
Quanta Services Names James F. O’Neil President and COO
O’Neil to Lead Operations and Strategic Initiatives in New Position
HOUSTON – Oct. 27, 2008 – Quanta Services, Inc. (NYSE:PWR) announces that effective today
James F. O’Neil, age 50, will serve as president and chief operating officer of the company. In this new position, O’Neil will oversee Quanta’s operations and strategic initiatives across the electric power, natural gas, renewable energy, telecommunications, broadband cable and wireless industries.
O’Neil, who most recently served as a senior vice president, joined Quanta in 1999. Throughout his tenure, he has had responsibility for various initiatives including: the company’s renewable energy strategy; commercial and industrial operations; internal audit; and merger and acquisition initiatives, including oversight of the acquisition and integration of InfraSource, Inc., the company’s largest acquisition. O’Neil will report directly to John R. Colson, chairman and CEO of Quanta.
“Jim will lead the existing operations group with continued emphasis on sustained growth in earnings, margin enhancement and safety,” Colson stated. “He will work closely with the presidents of our electric power, natural gas, telecommunications and cable TV operations to ensure Quanta’s continued leadership position in the industries we serve. Jim’s leadership and expertise will help the company respond to the increased demand for our services in the renewable energy industry.”
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Prior to joining Quanta Services, O’Neil spent 19 years with the Haliburton Company where he held various positions that encompassed responsibility for the Gulf of Mexico operations, deepwater development and health, safety, and the environment.
O’Neil received a B.S. degree in civil engineering from Tulane University in New Orleans in 1980.
Quanta Services is a leading specialized contracting services company, delivering infrastructure network solutions for the electric power, natural gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta provides point-to-point fiber optic telecommunications infrastructure and leasing in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
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